                                                                  Exhibit (c)(3)

EMPIRE
VALUATION
CONSULTANTS

PRIVATE & CONFIDENTIAL

March 20, 2001

Special Committee of Independent Directors of
        Hahn Automotive Warehouse, Inc.
c/o William Buckingham, Director
24 Berkeley Street
Rochester, New York 14607

Dear Committee:

As an extension of Empire's presentation on March 14th, you have asked us to present to you an analysis of Hahn's net asset value ("NAV") and to advise you what consideration of its NAV is reasonable in light of the implied ranges in fair market value using the capitalization of income and market approaches which we previously discussed. In addition, you have asked me to review and comment on the March 15, 2001 letter to you from Eli Futerman and Daniel Chessin.

NAV COMPUTATION
---------------

Exhibit 1 (attached) presents an estimate of Hahn's NAV using the following assumptions:

Land and Building: The Company owns five properties with an original cost of $959,000 and a current book value of about $656,000. Based upon my discussions with Al Van Erp and a review of the property's real estate tax assessments, we have estimated a current market value of $1,292,000 and transaction costs of 7.5%. The majority of this market value was estimated for Hahn's Cleveland property, which was estimated at $1M. (+$539K)

-----------------------------------------------------------------------------------------------
350 Fifth Avenue, Suite 5513    New York, N.Y. 10118       (212) 714-0122   Fax: (212) 714-0124
3255 Brighton Henrietta T. L. Road   Rochester, N.Y. 14623 (716) 475-9260   Fax: (716) 475-9380

Special Committee of Independent Directors of
        Hahn Automotive Warehouse, Inc.
March 20, 2001
Page 2


OTHER FIXED
ASSETS: Capitalized Leases adjusted to zero. (-$2.7M) Leasehold Improvements adjusted to zero. (-$642K) Computer equip adjusted to 30% of cost (+$109K) Furn. & Fix. adjusted to 30% of cost (+$234K) Vehicles adjusted to 50% of cost (+$1.1M)

INVENTORY:        Adjusted to FIFO (no deferred tax booked) (+$2,879,000)

GOODWILL:         Adjusted to Zero (-$2,124,000)

DEFERRED TAX
ASSET: Adjusted to $1,899,000, which equaled $2,399,000 minus a $500K NYS tax exposure. (-$2,548,000)

AUTOWORKS,
LTD: No change to equity & receivable. The company history was losses in first two years and a $140+ profit in 2000. The outlook for 2001 is $50K profit to breakeven.

IAUTOSPORTS:      $90K investment was adjusted down 50%. Outlook uncertain.

CC OF ROCH:       Net equity of $58 adjusted down 50%.

CAPITALIZED
CLOSING COST:     Adjusted to zero (-$504K)

CONTINGENT LIAB.
OPER. LEASES:     Estimated at $1,353,000 Future lease obligation is about $3.5 million through 2006.

CONTINGENT LIAB.
AUTOWORKS:        Estimated at $450K - midpoint of possible range.

With the above adjustments, Hahn's estimated NAV is about $1.87 per share. If one remove the contingent liabilities (Tax $500K and operating leases $1,353,000) the NAV per share rises to $2.26/share. If one adjust the base NAV ($1.87) for a 10% adjustment to A/R & inventory, then NAV drops to $0.54 per share.

-----------------------------------------------------------------------------------------------
350 Fifth Avenue, Suite 5513    New York, N.Y. 10118       (212) 714-0122   Fax: (212) 714-0124
3255 Brighton Henrietta T. L. Road   Rochester, N.Y. 14623 (716) 475-9260   Fax: (716) 475-9380

Special Committee of Independent Directors of
        Hahn Automotive Warehouse, Inc.
March 20, 2001
Page 3

Delaware Block Method

Exhibit 2 presents a range of hypothetical values for Hahn's common stock using a weighting process often referred to as the Delaware Block Method. The concluded fair market value for Hahn's common stock are:

         High end:  ($1.17 to $1.58)
         Low end:   ($0.70 to $0.79)

         Mid point: ($0.94 to $1.04)

If there is a dissenting case for Hahn, I believe that the appropriate weighting would be no more than 40% to NAV and more likely 20% to 30% weighting. The market approach would be given the highest weighting; however, at issue would be the appropriate control premium.

I will discuss the March 15th response letter at today's meeting.

Should you care to discuss any aspect of the above, please call me at (716) 475-9260.

Sincerely,

/s/ Terence L. Griswold

Terence L. Griswold, ASA
Managing Director

TLG/mmc/Encs.

-----------------------------------------------------------------------------------------------
350 Fifth Avenue, Suite 5513    New York, N.Y. 10118       (212) 714-0122   Fax: (212) 714-0124
3255 Brighton Henrietta T. L. Road   Rochester, N.Y. 14623 (716) 475-9260   Fax: (716) 475-9380

                                                                       EXHIBIT 1

                 HAHN AUTOMOTIVE WAREHOUSE INC. AND SUBSIDIARIES
                         CALCULATION OF NET ASSET VALUE

                                      DEC 31,         MARKET       ADJUSTED BOOK   TRANSACTION     NET ASSET
                                       2000         ADJUSTMENTS        VALUE           COSTS         VALUE
                                     ========================================================================
ASSETS
------

Cash                                       80                              80                              80
Trade Receivables, Net                 15,225                          15,225                          15,225
FIFO Inventory                         47,695                          47,695                          47,695
Prepaid Expenses                          450                             450                             450
Deferred Tax Benefit - S/T              1,449          (1,449)              0                               0
                                     ------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                 64,899          (1,449)         63,450             0            63,450
                                     ------------------------------------------------------------------------
Land & Buildings                          932             360           1,292           (97)            1,195
Buildings Under Capital Leases          4,422          (4,422)              0                               0
Leasehold Improvements                  2,241          (2,241)
Computer Equip. - 30% of cost           2,628          (1,840)            788                             788
Furniture & Fix - 30% of costs          4,023          (2,816)          1,207                           1,207
Vehicles - 50% of costs                 2,592          (1,296)          1,296                           1,296
                                     ------------------------------------------------------------------------
  TOTAL FIXED ASSETS                   16,838         (12,255)          4,583           (97)            4,486
Less: Accumulated Depreciation        (10,896)         10,896               0                               0
                                     ------------------------------------------------------------------------
  NET FIXED ASSETS                      5,942          (1,359)          4,583           (97)            4,486
                                     ------------------------------------------------------------------------
Security Deposits                         742                             742                             742
Deferred Tax Asset (adj. $500K for
tax audit)                              2,998          (1,099)          1,899                           1,899
Goodwill                                2,124          (2,124)              0                               0
Inv. In Autoworks LTD                     469                             469                             469
Inv. In iAutosports (Internet)             90             (45)             45                              45
Inv in Long-term Rec.                   1,389                           1,389                           1,389
Inv. In CC of Rochester                    58             (29)             29                              29
Inv. In Grand rental                        1              (1)              0                               0
CSVLI                                     429                             429                             429
Capitalized Closing Cost & Other          504            (504)              0                               0
                                     ------------------------------------------------------------------------
  TOTAL OTHER ASSETS                    8,804          (3,802)          5,002             0             5,002
                                     ------------------------------------------------------------------------
TOTAL ASSETS                           79,645          (6,610)         73,035           (97)           72,938
                                     ========================================================================

LIABILITIES
-----------

Current Portion of LTD and Capital
Leases                                  2,170                           2,170                           2,170
Accounts Payable                        9,342                           9,342                           9,342
Compensation Related Liabilities        1,215                           1,215                           1,215
Discontinued Operations                   375                             375                             375
Other Accrued Expenses                  4,158                           4,158                           4,158
                                     ------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES            17,260               0          17,260             0            17,260
                                     ------------------------------------------------------------------------
Obligations Under Credit Facility      37,788                          37,788                          37,788
Note Payable - Officer and
Affiliates                              1,445                           1,445                           1,445
Capital lease Obligation - ($7.1M
through 2008)                           2,706                           2,706                           2,706
Unaffilaited Lease obligation
($3.5M through 2006)                                    1,353           1,353                           1,353
Other Long-term Debt                      889                             889                             889
Contingent Liabilities -Autoworks           0             450             450                             450
Other Liabilities                       2,170                           2,170                           2,170
                                     ------------------------------------------------------------------------
  TOTAL OTHER LIABILITIES              44,998           1,803          46,801             0            46,801
                                     ------------------------------------------------------------------------
TOTAL LIABILITIES                      62,258           1,803          64,061             0            64,061
                                     ------------------------------------------------------------------------
Capital Stock                              47                              47                              47
Paid-in Capital                        25,975                          25,975                          25,975
Retained Earnings                     (10,391)                        (10,391)                        (10,391)
Balance Sheet Adjustments               1,756          (8,413)         (6,657)          (97)           (6,753)
                                     ------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY           17,387          (8,413)          8,974           (97)            8,878
                                     ------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY             79,645          (6,610)         73,035           (97)           72,939
                                     ========================================================================
Marketable Net Asset Value                                                                              8,878
Shares Outstanding                                  4,745,014
Marketable Net Asset Value per Share                                                  $1.87

                                                                       EXHIBIT 2

                HAHN AUTOMOTIVE WAREHOUSE INC. AND SUBSIDIARIES
                          WEIGHTING BETWEEN APPROACHES
                           (DELAWARE BLOCK APPROACH)

                                                          HIGH                     LOW                         AVG.
                                                          ----                     ---                         ----

INVESTMENT VALUE (CAPITALIZATION OF DEBT-FREE INCOME)     0.99000                  0.95000                     0.97000


MARKET VALUE                                              0.81000                  0.75000                     0.78000


NET ASSET VALUE                                           2.26000                  0.54000                     1.21000


1/3 WEIGHT EACH                                           1.35333                  0.74667                     0.98667

WEIGHT (30/30/40)                                         1.44400                  0.72600                     1.00900

WEIGHT (25/25/50)                                         1.58000                  0.69500                     1.04250

WEIGHT (40/40/20)                                         1.17200                  0.78800                     0.94200